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                                                                      EXHIBIT 12

                       HUNTINGTON BANCSHARES INCORPORATED
                  QUARTERLY RATIOS OF EARNINGS TO FIXED CHARGES
                                   (UNAUDITED)



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                                                                   2003                                  2002
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(in thousands of dollars)                                  SECOND          FIRST          FOURTH         THIRD          SECOND
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
EARNINGS:

      Income before taxes                                  $ 134,547      $ 120,584       $  92,195      $ 119,845      $  98,092
      Add: Fixed charges, excluding interest on deposits      41,390         41,411          44,690         41,131         39,942
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      Earnings available for fixed charges,
          excluding interest on deposits                     175,937        161,995         136,885        160,976        138,034
      Add: Interest on deposits                               76,383         79,710          88,404         94,647         93,759
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      Earnings available for fixed charges,
          including interest on deposits                   $ 252,320      $ 241,705       $ 225,289      $ 255,623      $ 231,793
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FIXED CHARGES:
      Interest expense, excluding
          interest on deposits                                38,501         38,545          41,757         38,265         37,063
      Interest factor in net rental expense                    2,889          2,866           2,933          2,866          2,879
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      Total fixed charges, excluding
          interest on deposits                                41,390         41,411          44,690         41,131         39,942
      Add: Interest on deposits                               76,383         79,710          88,404         94,647         93,759
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      Total fixed charges, including
          interest on deposits                             $ 117,773      $ 121,121       $ 133,094      $ 135,778      $ 133,701
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RATIO OF EARNINGS TO FIXED CHARGES
      Excluding  interest on deposits                           4.25 X         3.91 X          3.06 X         3.91 X         3.46 X
      Including interest on deposits                            2.14 X         2.00 X          1.69 X         1.88 X         1.73 X
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